Exhibit 10.5

AGREEMENT AND PLAN OF MERGER

by and among

RDE, INC.,

GAMEIQ ACQUISITION CORP., and

GAMEIQ, INC.

Dated as of January 31, 2022

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of January 31, 2022 by and among (i) RDE, Inc., a Delaware corporation (“RDE”), (ii) GameIQ Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of RDE (“Merger Sub”), and (iii) GameIQ, Inc., a California corporation (“GameIQ”). RDE, Merger Sub and GameIQ are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. GameIQ is a developer of consumer gamification technologies for retail businesses;

B. RDE owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C. The Parties intend to effect the merger of Merger Sub with and into GameIQ, with GameIQ continuing as the surviving entity (the “Merger”), as a result of which GameIQ will continue as a wholly-owned subsidiary of RDE and all of the issued and outstanding capital stock of GameIQ immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist in exchange for the right for each GameIQ Stockholder to receive its Pro Rata Share (as defined herein) of the Merger Consideration (as defined herein);

D. Simultaneously with the execution and delivery of this Agreement, RDE shall enter into an Employment Agreement with Balazs Wellisch in the form of which is attached as Exhibit A hereto which will become effective as of the Closing;

E. The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and

F. Following the Merger, GameIQ shall merge with and into Restaurant.com, Inc., a wholly-owned subsidiary of RDE.

G. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub and GameIQ shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into GameIQ, following which the separate corporate existence of Merger Sub shall cease and GameIQ shall continue as the surviving corporation. GameIQ, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”. Following the Merger, GameIQ shall merge with and into Restaurant.com, Inc., a wholly-owned subsidiary of RDE.

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1.2 Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger for the merger of Merger Sub with and into GameIQ (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property (other than cash assets used to pay GameIQ Expenses), rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of GameIQ and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and GameIQ set forth in this Agreement to be performed after the Effective Time.

1.4 Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of GameIQ, each as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of Restaurant.com, after giving effect to Section 5.121, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7 Merger Consideration. As consideration for the Merger, at the Closing, RDE will issue to GameIQ Stockholders as of the Record Date 600,000 restricted shares of RDE Common Stock based on an exchange ratio of one shares of RDE Common Stock for every XX shares of GameIQ Common Stock submitted (the “Merger Consideration”). No fractional shares of RDE Common Stock shall be issued. In lieu of any fractional share of RDE Common Stock issuable to any GameIQ Stockholder hereunder, RDE shall round up to the next whole applicable share.

1.8 Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any GameIQ Securities or the holders of any shares of capital stock of RDE or Merger Sub:

1.8.1 GameIQStock. Subject to clause (b) below, all shares of GameIQ Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration with each GameIQ Stockholder being entitled to receive its portion of the Merger Consideration in accordance with Section 1.7 above, without interest. As of the Effective Time, each GameIQ Stockholder shall cease to have any other rights in and to GameIQ or the Surviving Corporation (other than (i) to receive any dividend or other distribution with respect to such GameIQ Stock with a record date occurring prior to the Effective Time, if applicable, (ii) to receive the Merger Consideration, or (iii) the rights set forth in Section 1.9 below).

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1.8.2 Merger Sub Common Stock. All of the shares of Merger Sub Common Stock held by RDE prior to the Closing shall be converted into an equal number of shares of the Surviving Corporation upon the consummation of the Merger and will represent all of the issued and outstanding securities of the Surviving Corporation after the Closing such that the Surviving Corporation will be a wholly owned subsidiary of RDE after the Closing.

1.8.3 GameIQ Convertible Securities. Each GameIQ Convertible Security, other than GameIQ Options outstanding at Closing, if not exercised or converted prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of GameIQ Stock. GameIQ Options to purchase 788,193 shares of GameIQ Common Stock shall be treated as fully exercised at Closing and the holders thereof shall receive the Merger Consideration on the same terms and at the same time as GameIQ Stockholders.

1.9 Appraisal and Dissenter’s Rights. No GameIQ Stockholder who has validly exercised its appraisal rights pursuant to Section 1300 of the California Corporations Code (a “Dissenting Stockholder”) with respect to its GameIQ Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the California Corporations Code (“CCC”). Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 1300 of the CCC with respect to the Dissenting Shares owned by such Dissenting Stockholder (the “Cash Consideration”). RDE and GameIQ shall coordinate presentation of the terms and conditions of the Merger and this Agreement to the minority GameIQ Stockholders. If GameIQ is notified by any GameIQ Stockholder that the GameIQ Stockholder is exercising his or her or its dissenter’s rights under Section 1300 of the CCC, GameIQ shall give RDE (i) prompt notice of any such notice and any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the CCC. GameIQ shall not, except with the prior written consent of RDE, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Merger Consideration shall be reduced by the Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Merger Consideration with respect to any Dissenting Shares.

1.10 Officer and Director Loans. At Closing, RDE shall issue promissory notes to Balazs Wellisch and Quentin Blackford, in the forms attached hereto as Exhibits A and B, respectively, in the principal amounts of $78,812.60 and $62,100.58, respectively, bearing interest at 1% per annum, to repay loans by Messrs. Wellisch and Blackford to GameIQ to provide necessary funding during the COVID-19 pandemic (the “Notes”). Each Note shall require repayment in six (6) equal biannual installments with the first installment due on the six-month anniversary of the Closing Date.

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Article II

CLOSING

2.1 Closing. Subject to and conditional upon the satisfaction or waiver of the Closing Conditions, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Culhane Meadows PLLC, 1700 Pennsylvania Avenue, N.W., Suite 200, Washington, D.C. 20006 on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as RDE and GameIQ may agree (the date and time at which the Closing is actually held being the “Closing Date”). The Parties need not be physically present at the Closing and may participate telephonically. It is contemplated that the Closing will take place contemporaneously with (or immediately following) the execution and delivery of this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF RDE

Except as set forth in the disclosure schedules delivered by RDE to GameIQ on the date hereof (the “RDE Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or in RDE’s publicly filed documents with the OTC Venture Market (OTCQB:RSTN) (“OTC Reports”), RDE represents and warrants to GameIQ, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. RDE is a corporation duly incorporated, validly existing and in good standing under the state of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the state of Delaware. RDE has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. RDE is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. RDE has heretofore made available to GameIQ accurate and complete copies of the Organizational Documents of RDE and Merger Sub, each as currently in effect. Neither RDE nor Merger Sub is in violation of any provision of its Organizational Documents.

3.2 Authorization; Binding Agreement. Each of RDE and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized by the board of directors of RDE and Merger Sub, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of RDE or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by RDE and/or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement, constitutes, or when delivered shall constitute, the valid and binding obligation of RDE and/or Merger Sub, as applicable, enforceable against RDE and/or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of RDE or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by RDE or Merger Sub of this Agreement or the consummation by RDE and Merger Sub of the transactions contemplated hereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with FINRA or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on RDE.

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3.4 Non-Contravention. The execution and delivery by RDE and Merger Sub of this Agreement, the consummation by RDE and Merger Sub of the transactions contemplated hereby, and compliance by RDE and Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of RDE’s or Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to RDE or Merger Sub or any of their respective properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by RDE or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of RDE or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any RDE Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on RDE.

3.5 Capitalization

(a) RDE is authorized to issue (i) 750,000,000 shares of RDE Common Stock and (ii) 10,000,000 shares of RDE Preferred Stock. The issued and outstanding shares of RDE Common Stock as of the date of this Agreement are set forth on Schedule 3.5(a). There are no outstanding shares of RDE Preferred Stock. Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding and all of which are owned by RDE. All outstanding shares of RDE Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL under, the RDE Organizational Documents or any Contract to which RDE is a party. All of the outstanding RDE Common Stock has been issued in compliance with applicable securities Laws.

(b) Except as set forth in the OTC Reports or on Schedule 3.5(b), there are no (i) outstanding warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement), (A) relating to the issued or unissued shares of RDE or Merger Sub capital stock or (B) obligating RDE or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any shares or securities convertible into or exchangeable for such shares, or (C) obligating RDE or Merger Sub to grant, extend or enter into any warrant, call, subscription or other right, agreement, arrangement or commitment for such shares of capital stock. There are no outstanding obligations of RDE or Merger Sub to repurchase, redeem or otherwise acquire any shares of RDE or Merger Sub capital stock or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which RDE is a party with respect to the voting of any shares of RDE or Merger Sub capital stock.

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3.6 Indebtedness; Merger Sub Activities. Immediately prior to the Closing, RDE will not have any Indebtedness. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets, Liabilities or Indebtedness except those incurred in connection with this Agreement.

3.7 SEC Filings and Financials

(a) On or before the Closing Date, RDE will have filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by RDE with OTC Markets, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “OTC Reports”). The OTC Reports (x) will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) will not, as of their respective effective dates (in the case of OTC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC or OTC Markets (in the case of all other OTC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements and notes contained or incorporated by reference in the OTC Reports filed by RDE for the (x) fiscal years ended December 31, 2019, and December 31, 2020 and (y) the nine-month periods ended September 30, 2021 and September 30, 2020 (the “RDE Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of RDE at the respective dates of and for the periods referred to in such financial statements, all in conformity with (i) GAAP in effect as of the respective dates thereof applied on a consistent basis throughout the periods involved (except, in the case of the unaudited statements, subject to normal year-end audit adjustments none of which are material individually or in the aggregate, and the absence of footnotes, none of which, if presented, would materially differ from those in the most recent audited financial statements and (ii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as otherwise disclosed in the OTC Reports or on Schedule 3.7, since September 31, 2021, RDE has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or disclosed in the RDE Financials or the notes thereto other than: (i) Liabilities incurred in connection with this Agreement, or (ii) Liabilities incurred in the ordinary course of business that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8 Compliance with Laws. RDE is, and has since January 1, 2017, been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on RDE, and RDE has not received since January 1, 2017, written notice alleging any violation of applicable Law in any material respect by RDE.

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3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of RDE, threatened material Action to which RDE is subject which would reasonably be expected to have a Material Adverse Effect on RDE. There is no material Action that RDE has pending against any other Person. RDE is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. RDE holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on RDE.

3.10 Taxes and Returns.

(a) RDE has or will have timely filed, or caused to be timely filed (subject to filing extensions), all material Tax Returns required to be filed by it for the tax years 2016 and later, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in RDE Financials have been established in accordance with GAAP. There are no audits, examinations, investigations or other proceedings pending against RDE in respect of any Tax, and RDE has not been notified in writing of any proposed Tax claims or assessments against RDE (other than, in each case, claims or assessments for which adequate reserves in the RDE Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of RDE’s assets, other than Permitted Liens. RDE has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by RDE for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since January 1, 2017, RDE has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11 Employees and Employee Benefit Plans. RDE does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. RDE does not own, license or otherwise have any right, title or interest in any material Intellectual Property. RDE does not own or lease any material real property or Personal Property.

3.13 Material Contracts. Except as set forth in the OTC Reports or on Schedule 3.13, other than this Agreement, there are no Contracts to which RDE is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $10,000, (ii) may not be cancelled by RDE on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of RDE as its business is currently conducted, any acquisition of material property by RDE, or restricts in any material respect the ability of RDE from engaging in business as currently conducted by it or from competing with any other Person (each, a “RDE Material Contract”). All RDE Material Contracts have been filed as exhibits to the OTC Reports.

3.14 Transactions with Affiliates. Except as set forth in the OTC Reports or on Schedule 3.14, there are no contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between RDE and any (a) present or former director, officer or employee or Affiliate of RDE, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of RDE’s outstanding capital stock as of the date hereof.

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3.15 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from RDE, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of RDE.

3.16 Ownership of Contribution Consideration. All shares of RDE Common Stock to be issued and delivered to GameIQ Stockholders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such shares of RDE Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, and any Liens incurred by GameIQ or any GameIQ Stockholder, and the issuance and sale of such RDE Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.17 Independent Investigation. RDE has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of GameIQ and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of GameIQ for such purpose. RDE acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of GameIQ set forth in Article IV (including the related portions of the GameIQ Disclosure Schedules); and (b) none of GameIQ or its Representatives have made any representation or warranty as to GameIQ, or this Agreement, except as expressly set forth in Article IV (including the related portions of GameIQ Disclosure Schedules).

3.18 No Other Representations and Warranties. Except for the representations and warranties of RDE and Merger Sub expressly set forth above in this Article III (as qualified by the RDE Disclosure Schedule) or in a certificate delivered pursuant to this Agreement, GameIQ acknowledges and agrees that (1) none of RDE or Merger Sub or any of their respective Affiliates is making and none of them has made any representations or warranties, express or implied, relating to itself or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of GameIQ or its Affiliates or Representatives is relying on any representation or warranty of RDE, Merger Sub or any of their respective affiliates except for those expressly set forth in Article III (as qualified by the RDE Disclosure Schedule), and (2) no person has been authorized by RDE or the Merger Sub or any of their respective Affiliates to make any representation or warranty relating to RDE, Merger Sub or any of their respective Affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and if made, such representation or warranty has not been and shall not be relied upon by GameIQ. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article III (as qualified by the RDE Disclosure Schedule), GameIQ agrees and acknowledges that, in connection with the Merger and the other transactions contemplated by this Agreement, neither RDE or Merger Sub nor any other person will have or be subject to any liability or obligation to GameIQ or any of its Subsidiaries or Affiliates resulting from the distribution or failure to distribute to GameIQ, or GameIQ’s use of, any such information, including any information, documents, or materials, made available to GameIQ in any format in connection with the Merger or management presentations in expectation of the transactions contemplated by this Agreement.

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Article IV

REPRESENTATIONS AND WARRANTIES OF GAMEIQ

Except as set forth in the disclosure schedules delivered by GameIQ to RDE on the date hereof (the “GameIQ Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, GameIQ hereby represents and warrants to RDE, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. GameIQ is a corporation duly incorporated, validly existing and in good standing under the state of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. GameIQ has heretofore made available to RDE accurate and complete copies of the Organizational Documents of GameIQ, as currently in effect. GameIQ is not in violation of any provision of its Organizational Documents. GameIQ is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. GameIQ has heretofore made available to RDE accurate and complete copies of the Organizational Documents of GameIQ as currently in effect. GameIQ is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. GameIQ has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized by the board of directors of GameIQ, (b) have been approved by a vote of not less than a majority of the GameIQ Stockholders, and (c) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of GameIQ are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, duly and validly executed and delivered by GameIQ, as applicable, and, assuming the due authorization, execution and delivery of this Agreement constitutes, or when delivered shall constitute, the valid and binding obligation of GameIQ, as applicable, enforceable against GameIQ in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

4.3 Subsidiaries. GameIQ does not own, of record or beneficially, or control any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, limited liability company, joint venture, association or other entity.

4.4 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of GameIQ is required to be obtained or made in connection with the execution, delivery or performance by GameIQ of this Agreement or the consummation by GameIQ of the transactions contemplated hereby, other than (a) such filings as contemplated by this Agreement, (b) applicable requirements, if any, of federal and state securities Laws and regulations, and (C) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on GameIQ.

4.5 Non-Contravention. The execution and delivery by GameIQ of this Agreement, the consummation by GameIQ of the transactions contemplated hereby, and compliance by GameIQ with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of GameIQ’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to GameIQ or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by GameIQ under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of GameIQ under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on GameIQ.

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4.6 Financial Statements. As used herein, the term “GameIQ Unaudited Financials” means the (i) unaudited financial statements of GameIQ (including, in each case, any related notes thereto), consisting of the balance sheets of GameIQ as of September 30, 2021 and December 31, 2020, and the related unaudited income statements, changes in stockholder equity and statements of cash flows for the periods then ended. True and correct copies of the GameIQ unaudited financials have been provided to RDE. The GameIQ Financials (i) accurately reflect the books and records of GameIQ as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the GameIQ Financials exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the financial position of GameIQ as of the respective dates thereof and the results of the operations and cash flows of GameIQ for the periods indicated. GameIQ has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

4.7 Absence of Certain Changes. Since, January 1, 2022, GameIQ has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2 if such action were taken on or after the date hereof without the consent of RDE.

4.8 Compliance with Laws. GameIQ is not nor has been in material conflict or material non-compliance with, or in material default or violation of, nor has GameIQ received, since January 1, 2019, any written or, to the Knowledge of GameIQ, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.9 Litigation. There is no (a) Action of any nature pending or, to GameIQ’s Knowledge, threatened, nor to GameIQ’s Knowledge is there any reasonable basis for any Action to be made (and no such Action has been brought or, to GameIQ’s Knowledge, threatened); or (b) Order pending now or rendered by a Governmental Authority, in either case of (a) or (b) by or against GameIQ.

4.10 Material Contracts. GameIQ has not received notice of breach on any material contract.

4.11 Taxes and Returns. GameIQ has or will have timely filed, or caused to be timely filed, with the exception of the 2021 Tax Return, all Tax Returns required to be filed by it for the tax years 2015 and later, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in GameIQ Financials have been established in accordance with GAAP. There are no audits, examinations, investigations or other proceedings pending against GameIQ in respect of any Tax, and GameIQ has not been notified in writing of any proposed Tax claims or assessments against GameIQ (other than, in each case, claims or assessments for which adequate reserves in the GameIQ Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of GameIQ’s assets, other than Permitted Liens. GameIQ has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by GameIQ for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

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4.12 Title to and Sufficiency of Assets. GameIQ has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified in the GameIQ Unaudited Financials and (d) Liens set forth on Schedule 4.12. The assets (including Intellectual Property rights and contractual rights) of GameIQ constitute all of the assets, rights and properties that are used in the operation of the businesses of GameIQ as it is now conducted and presently proposed to be conducted or that are used or held by GameIQ for use in the operation of the businesses of GameIQ, and taken together, are adequate and sufficient for the operation of the businesses of GameIQ as currently conducted and as presently proposed to be conducted.

4.13 Insurance. Except a provided in Schedule 4.13, during each of the past three fiscal years, GameIQ has been adequately insured by financially sound and reputable insurers with respect to risks normally insured against and in amounts normally carried by companies similarly situated. All such insurance policies are in full force and effect; all premiums due on such policies have been fully paid; and no notice of cancellation or termination has been received with respect to any policy.

4.14 No Brokers. Except as set forth in Schedule 4.14, GameIQ has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or charges or any similar charges in connection with this Agreement or any transactions contemplated hereby.

4.15 Independent Investigation. GameIQ has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of RDE and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of RDE for such purpose. GameIQ acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of RDE set forth in Article IVII (including the related portions of the RDE Disclosure Schedule); and (b) none of RDE or Merge Sub nor their respective Representatives have made any representation or warranty as to RDE, or this Agreement, except as expressly set forth in Article III (including the related portions of RDE Disclosure Schedules).

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Article V

COVENANTS

5.1 Access and Information. Each Party shall give, and shall direct its Representatives to give, the other Party and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to such Party or its Subsidiaries, as the other Party or its Representatives may reasonably request regarding such Party, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and to reasonably cooperate with the other Party and its Representatives in their investigation; provided, however, that each Party and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the other Party or any of its Subsidiaries.

5.2 Conduct of Business of GameIQ. Unless RDE shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), except as expressly contemplated by this Agreement, GameIQ shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to GameIQ and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

5.3 Conduct of Business of RDE. Unless GameIQ shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), except as expressly contemplated by this Agreement RDE shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to RDE and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

5.4 [RESERVED.]

5.5 [RESERVED.]

5.6 RDE OTC Reports. RDE shall duly file with OTC Markets and deliver to GameIQ, as promptly as practicable and in any event within [•] days after the date hereof, copies of all of its required OTC Reports in connection with the Merger, prepared in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations thereunder.

5.7 Notification of Certain Matters. Each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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5.8 Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.9 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to obtain approval of the GameIQ Stockholders of the Merger and to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.10 Confidential Information. The Parties hereby agree that in the event this Agreement is terminated in accordance with its terms, for a period of two (2) years after such termination, they shall, and shall cause their Representatives to: (i) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement, performing their obligations hereunder, enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without the other Party’s prior written consent; and (ii) in the event that the either Party or its Affiliates or Representatives, in the event this Agreement is terminated in accordance with its terms, for a period of two (2) years after such termination, becomes legally compelled to disclose any Confidential Information, (A) provide the other Party with prompt written notice of such requirement so that that Party or an Affiliate thereof may seek a protective Order or other remedy or waive compliance with this Section 5.10, and (B) in the event that such protective Order or other remedy is not obtained, or the relevant Party waives compliance with this Section 5.10, furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by counsel. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Parties shall, and shall cause their Affiliates and Representatives to, promptly deliver to the other Party any and all copies (in whatever form or medium) of Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

5.11 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors and officers of GameIQ to resign and appointing directors of RDE so that, effective as of the Closing, GameIQ’s board of directors after the Closing (the “Post-Closing RDE Board”) will consist of the directors of RDE.

(b) The Parties shall take all action necessary, including causing the executive officers of GameIQ to resign and appointing officers of RDE, so that the individual serving as the President and Chief Executive Officer of RDE immediately after the Closing will be the same individual (in the same office) as that of RDE immediately prior to the Closing.

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Article VI

SURVIVAL

6.1 Survival. The representations and warranties of each of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of such Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, neither Party shall have any further obligations, nor shall any claim be asserted or action be brought against any other Party. The covenants and agreements made by each Party in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing or by their express terms survive Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

Article VII
CLOSING CONDITIONS

7.1 Conditions to Obligations of GameIQ. The obligations of GameIQ to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by GameIQ) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of RDE set forth in this Agreement and in any certificate delivered by RDE pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, RDE.

(b) Agreements and Covenants. RDE shall have performed in all material respects all of RDE’s obligations and complied in all material respects with all of RDE’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to RDE since the date of this Agreement which is continuing and uncured.

(d) Diligence. GameIQ shall have completed its due diligence investigation of RDE, including the financial and legal documents, materials, properties, books and records of RDE, and shall be reasonably satisfied, in its reasonable discretion, with the results thereof.

(e) Required Purchaser Shareholder Approval. The resolutions of the GameIQ Stockholders authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby.

(f) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

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(g) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(h) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(i) Closing Deliveries.

(i) Officer Certificate. RDE shall have delivered to GameIQ a certificate, dated the Closing Date, signed by an executive officer of RDE in such capacity only, certifying as to the satisfaction of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) and further certifying as to, and attaching, (A) copies of RDE’s Organizational Documents as in effect as of the Closing Date and (B) the resolutions of RDE’s board of directors authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby.

(ii) Good Standing. RDE shall have delivered to GameIQ a good standing certificate (or similar documents applicable for such jurisdictions) for RDE certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of RDE’s jurisdiction of organization and from each other jurisdiction in which RDE is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iii) Employment Agreement. GameIQ shall have received a copy of the Employment Agreement for Balazs Wellisch, duly executed by RDE.

7.2  Conditions to Obligations of RDE. The obligations of RDE to consummate the Contribution and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by GameIQ) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of GameIQ set forth in this Agreement and in any certificate delivered by GameIQ, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, GameIQ.

(b) Agreements and Covenants. GameIQ shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to GameIQ since the date of this Agreement which is continuing and uncured.

(d) Diligence. RDE shall have completed its due diligence investigation of GameIQ, including the financial and legal documents, materials, properties, books and records of GameIQ, and shall be reasonably satisfied, in its reasonable discretion, with the results thereof.

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(e) Required Purchaser Shareholder Approval. The resolutions of the GameIQ Stockholders authorizing the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and thereby.

(f) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(g) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(h) Expenses. The cash assets of GameIQ shall be sufficient to pay in full all of GameIQ’s Expenses at or before Closing.

(i) Closing Deliveries.

(i) Officer Certificate. RDE shall have received a certificate from GameIQ, dated as the Closing Date, signed by an executive officer of GameIQ in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c)

(ii) Secretary Certificate. GameIQ shall have delivered to RDE a certificate executed by GameIQ’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of GameIQ’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing), and (B) the incumbency of officers of GameIQ authorized to execute this Agreement.

(iii) Elections. GameIQ shall have obtained and delivered to RDE at or prior to the Closing the resignation of its directors (subject to requirements of Schedule 14-f) and each officer of GameIQ.

(iv) Employment Agreement. The Employment Agreement with Balazs Wellisch shall be in full force and effect in accordance with the terms thereof.

(v) Promissory Notes. The Notes shall have been delivered to Balazs Wellisch and Quentin Blackford as required by Section 1.10.

7.3 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the acts or omissions of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of RDE and GameIQ;

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(b) by written notice by RDE or GameIQ if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by March 31, 2022 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either RDE or GameIQ if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by GameIQ, if (i) there has been a material breach by RDE of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of RDE shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.1(a) or Section 7.1(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by GameIQ or (B) the Outside Date;

(e) by written notice by RDE, if (i) there has been a breach by GameIQ of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of GameIQ shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by RDE or (B) the Outside Date; or

(f) by written notice by RDE, if there shall have been a Material Adverse Effect on GameIQ following the date of this Agreement which is uncured and continuing; or

(g) by written notice by GameIQ if there shall have been a Material Adverse Effect on RDE following the date of this Agreement which is uncured and continuing.

8.2  Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, (i) this Agreement shall forthwith become void, and (ii) there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease.

8.3 Fees and Expenses. Except as provided otherwise in this Agreement, including in Section 8.2 above, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided, that the cash assets of GameIQ shall be applied to pay GameIQ’s Expenses at or before Closing. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement and all other matters related to the consummation of this Agreement.

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ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) five (5) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to RDE, to

RDE, Inc.
Lakeside Corporate Court

Suite 100

5880 Live Oak Parkway

Norcross, Georgia 30093

Attn: Ketan Thakker, President and CEO

Telephone No.: (773) 272-5000

Email: kthakker@restaurant.com

with a copy (which will not constitute notice) to:

Culhane Meadows PLLC

1701 Pennsylvania Avenue, N.W.,

Suite 200

Washington, D.C. 20006

Attn: Ernest M. Stern, Esq.

Telephone No: (301) 910-2030

If to GameIQ, to

GameIQ, Inc.

2173 Salk Ave.

Suite 250

Carlsbad, CA 92008

Attn: Balazs Wellisch, President
Telephone No.: (619) 363 4030

Email: balazs@gameiq.net

with a copy (which will not constitute notice) to:

Law Offices of Gretchen Cowen, APC
4275 Executive Square

Suite 200
La Jolla, CA 92037
Attn: Gretchen Cowen, Esq.

Telephone No: (760) 931-0903

Email: gretchen@gcowenlaw.com

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9.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned whether by operation of Law or otherwise without the prior written consent of RDE and GameIQ (and after the Closing, the GameIQ Representative and the RDE Representative), and any assignment without such consent shall be null and void; provided that no such permitted assignment shall relieve the assigning Party of its obligations hereunder.

9.3 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Fulton County, Georgia (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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9.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by RDE or GameIQ.

9.9 Waiver. RDE on behalf of itself and its Affiliates, or GameIQ on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

ARTICLE X

DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” has the meaning ascribed to such term in Section 5.7(a) hereof.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble hereto.

“Alternative Transaction” has the meaning ascribed to such term in Section 5.7(a) hereof.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Cash Consideration” has the meaning ascribed to such term in Section 1.9 hereof.

“Certificate of Merger” has the meaning ascribed to such term in Section 1.2 hereof.

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“Claim” has the meaning ascribed to such term in Section 5.13(b) hereof.

“Closing” has the meaning ascribed to such term in Section 2.1 hereof.

“Closing Date” has the meaning ascribed to such term in Section 2.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Confidential Information” means all confidential or proprietary documents and information concerning the either Party or any of its Representatives; provided, however, that the Confidential Information shall not include any information which, (i) at the time of disclosure by GameIQ or its respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by RDE or its Representatives to GameIQ or its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Confidential Information.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“D&O Indemnified Persons” has the meaning ascribed to such term in Section 5.13(a) hereof.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” has the meaning ascribed to such term in Section 1.2 hereof.

“Enforceability Exceptions” has the meaning ascribed to such term in Section 3.2 hereof.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” has the meaning ascribed to such term in Section 8.3 hereof.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fraud Claim” means any claim based in whole or in part upon common law fraud as set in the elements of fraud under applicable Law.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“GameIQ” has the meaning set forth in the Preamble hereto.

“GameIQ Common Stock” means the common stock, no par value per share, of GameIQ.

“GameIQ Convertible Securities” means, collectively, the GameIQ Options and any other options, warrants or rights to subscribe for or purchase any capital stock of GameIQ or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of GameIQ.

“GameIQ Options” means an option to purchase GameIQ Stock.

“GameIQ Preferred Stock” means the preferred stock, no par value per share, of GameIQ.

“GameIQ Securities” means, collectively, the GameIQ Stock or securities convertible into GameIQ Stock.

“GameIQ Stock” means any shares of the GameIQ Common Stock and the GameIQ Preferred Stock.

“GameIQ Stockholders” means, collectively, the holders of GameIQ Stock.

“GameIQ Unaudited Financials” has the meaning ascribed to such term in Section 4.6 hereof.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

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“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: patents, trademarks, copyrights, trade secrets, internet assets, software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to any Party, the actual knowledge of the executive officers or directors of such Party, after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, , proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

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“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), pandemic or natural disaster; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Consideration” has the meaning ascribed to such term in Section 1.7 hereof.

“Merger Sub” has the meaning set forth in the Preamble hereto.

“Merger Sub Common Stock” means the common stock, par value $.001 per share, of Merger Sub.

Notes” has the meaning ascribed to such term in Section 1.10 hereof.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, trust agreement or other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“OTC Reports” has the meaning ascribed to such term in Section 3.7(a) hereof.

“Outside Date” has the meaning ascribed to such term in Section 8.1(b) hereof.

“Party” and “Parties” have the meanings set forth in the Preamble hereto.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

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“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means with respect to each GameIQ Stockholder, a fraction expressed by a percentage equal to (i) the portion of the Merger Consideration payable by RDE to such GameIQ Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by RDE to all GameIQ Stockholders in accordance with the terms of this Agreement.

“RDE” has the meaning set forth in the Preamble hereto.

“RDE Common Stock” means the shares of common stock, par value $0.001 per share, of RDE.

“RDE Financials” has the meaning ascribed to such term in Section 3.7(b) hereof.

“RDE Material Contract” has the meaning ascribed to such term in Section 3.13 hereof.

“RDE Preferred Stock” means the shares of preferred stock, par value [·] per share, of RDE.

“RDE Stock” means any shares of RDE Common Stock and RDE Preferred Stock.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Courts” has the meaning ascribed to such term in Section 9.4 hereof.

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“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Corporation” has the meaning ascribed to such term in Section 1.1 hereof.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered as of the date first written above.

RDE:

RDE, INC.

By:	/s/ Ketan Thakker
Name:	Ketan Thakker
Title:	President and CEO

Merger Sub:

GAMEIQ ACQUISITION CORP.

By:	/s/ Ketan Thakker
Name:	Ketan Thakker
Title:	President and CEO

GAMEIQ:

GAMEQ, INC.

By:	/s/ Balazs Wellisch
Name:	Balazs Wellisch,
Title:	President

DISCLOSURE SCHEDULES

These Disclosure Schedules are provided pursuant to the Agreement and Plan of Merger dated as of January __, 2022 (the “Merger Agreement”), by and among RDE, Inc., a Delaware corporation, and GameIQ Acquisition Corp. a Delaware corporation and wholly-owned subsidiary of RDE, Inc., and GameIQ, Inc., a California corporation. Capitalized terms used but not otherwise defined in these Disclosure Schedules have the meanings given to them in the Merger Agreement.

No reference to or disclosure of any item or other matter in these Disclosure Schedules will be construed as an admission or indication that such item or other matter is material or would have a material adverse effect or impact as used in the Merger Agreement. No disclosure in these Disclosure Schedules relating to any possible breach of, violation of, or conflict with any Contract (other than the Merger Agreement) or legal requirement will be construed as an admission thereof.

Matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Merger Agreement to be reflected in these Disclosure Schedules. Such additional matters are set forth for informational purposes only.

Any information disclosed in any one section of these Disclosure Schedules with respect to any representation or warranty will be deemed disclosed for the purposes of any other section(s) of these Disclosure Schedules to the extent it is reasonably apparent on the face of such disclosure that it also relates to such other section(s).

List of Schedules

Schedule 4.3	Insurance

Schedule 4.1

Insurance

GameIQ does not maintain cybersecurity insurance.

Exhibit A

FORM OF PROMISSORY NOTE TO BALAZS WELLISCH

Exhibit B

FORM OF PROMISSORY NOTE TO QUENTIN BLACKFORD